June 17, 1998



To the Board of Directors of OMI Corp.


Gentlemen:

     I hereby resign as director effective upon consummation of the acquisition of Marine Transport, Lines, Inc.


                                             /s/ Jack Goldstein
                                            ------------------------------
                                            Jack Goldstein